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                                                                    EXHIBIT 99.3


                       [LETTERHEAD OF CB RICHARD ELLIS]



FOR IMMEDIATE RELEASE  24 February 2001

For further information:
CB Richard Ellis Services, Inc.                     BLUM Capital Partners Corp.
Tim Gallen                                          Owen Quicksilver
925.930.9848                                        212.687.8080  Ext. 221
Weekend: 925.838.8350
tim@gallen.com
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                    CB Richard Ellis Services To Go Private

                          In $750 Million Transaction

CB Richard Ellis Services, Inc. (NYSE:CBG) today announced that it has entered into a merger agreement providing for the acquisition of the Company by BLUM CB Corp. for $16 per share in cash. BLUM CB Corp. is an affiliate of BLUM Capital Partners, Freeman Spogli & Co. and certain directors and executive officers of the Company. The transaction is valued at approximately, $750 million, including the assumption and refinancing of debt.

BLUM CB Corp. made a proposal in November 2000 to take the Company private in a transaction in which the public stockholders would have received $15.50 per share in cash. The Company's Board of Directors appointed a special committee, consisting of directors Stanton D. Anderson and Paul C. Leach, to consider BLUM CB Corp's. proposal as well as other alternatives. After considering the Company's alternatives and negotiating the improved $16 per share proposal, the special committee recommended the transaction. Based upon that recommendation, the Company's Board of Directors also approved the transaction. The special committee was advised by Morgan Stanley & Co., which provided a fairness opinion on the transaction, and by McDermott, Will & Emery.

In order to finance the transaction, BLUM CB Corp. has received commitment letters from Credit Suisse First Boston (CSFB) and DLJ Investment Funding, Inc. for $400 million of senior debt and $75 million of mezzanine debt. CSFB has also committed to provide a $100 million working capital facility. In addition, affiliates of BLUM Capital Partners have committed up to $150 million in equity capital for the transaction, including approximately $40 million of common stock that will be rolled over in the transaction. An additional $85 million of equity for the transaction will be provided by the rollover of Company equity, most of which is owned by the stockholders of BLUM CB Corp other than BLUM Capital Partners.

The agreement provides that Company employees will have the option to roll over their existing shares in the Company's deferred compensation plan and a portion of the Company shares held in

                   N A V I G A T I N G  A  N E W  W O R L D
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CB Richard Ellis Services to Go Private in $750 Million Transaction
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their 40l(k) accounts. Employees will also be provided the opportunity to make a direct equity investment in the surviving company.

The acquisition, which is expected to close late in the second quarter, remains subject to certain conditions, including the receipt of BLUM CB Corp's debt financing, the approval of the merger by the holders of two-thirds of the outstanding shares of the Company not owned by the buying group, the expiration or termination of waiting periods under applicable antitrust laws and a successful tender offer for at least 51% of the Company's outstanding 8-7/8% senior subordinated notes. The Company will pay a termination fee of $7.5 million and reimburse up to $3 million of the buying group's expenses if the Company wishes to accept a superior acquisition proposal. No workforce reductions are contemplated in connection with the acquisition.

Ray Wirta, Chief Executive Officer of the Company and a member of the buying group, said, "I am very excited about this transaction. The new capital resources, broad employee equity ownership and long-term support of a first class private equity investor position the Company well for the future."

"We appreciate the confidence of the Board in accepting our offer as the best alternative for the Company, its shareholders, and its employees," said Richard
C. Blum, Chairman of BLUM Capital Partners. "CB Richard Ellis has built a pre-eminent global franchise in real estate services. We are pleased to partner with management to guide the company in its next stage of growth."

                                      ###

This press release does not constitute an offer of any securities for sale. Any offering of equity securities in connection with the merger will be made only by means of a prospectus.

CB Richard Ellis is the world's leading real estate services company. Headquartered in Los Angeles with over 10,000 employees worldwide, the Company serves real estate owners, investors and occupiers through nearly 250 principal offices in 44 countries. Services include property sales and leasing, property management, corporate services and facilities management, mortgage banking, investment management, capital markets, appraisal/valuation, research and consulting. CB Richard Ellis had 2000 revenues of $1.3 billion.

BLUM Capital is a leading private equity and strategic block investment firm with approximately $3.8 billion of equity capital under management, including through affiliates. BLUM Capital was founded 25 years ago and has invested in a wide variety of businesses in partnership with management teams to create long-term value.

Freeman Spogli & Co. is a private investment firm that invests together with management in companies positioned for growth. Since 1983, the firm has invested over $1.7 billion in 34 companies with aggregate enterprise values of more than $11 billion.

This release contains forward-looking statements concerning a merger transaction involving the Company. These statements reflect the Company's current plans and expectations and are based on information currently available to it. They rely on a number of assumptions and estimates, which could prove to be inaccurate, and which are subject to risks and uncertainties that could cause actual events to vary materially from those anticipated. CB Richard Ellis undertakes no obligation to update publicly or revise any forward-looking statements.